Exhibit 99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Virtus Investment Trust of our report dated August 24, 2022, relating to the financial statements and financial highlights, which appears in the Virtus Investment Trust Annual Report on Form N-CSR for the year ended June 30, 2022. We also consent to the references to us under the headings “Glossary”, “Non-Public Portfolio Holdings Information”, “Independent Registered Public Accounting Firm”, “Financial Statements”, and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

October 26, 2022